As filed with the Securities and Exchange Commission on May 11, 2023.

Registration No. ______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SSHT S&T Group Ltd.

(Exact name of Registrant as specified in its charter)

Nevada	8742	93-0734888
(Incorporation or	(Primary Standard Industrial	(I.R.S. Employer
organization)	Classification Code Number)	Identification Number)

46 Reeves Road, Pakuranga

Auckland, New Zealand, 2010

+61 405-223-877

(Name, address, telephone number of agent for service)

Zonghan Wu

Chief Executive Officer

SSHT S&T Group Ltd.

46 Reeves Road, Pakuranga

Auckland, New Zealand, 2010

+61 405-223-877

(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Communication Copies to

Jeff Turner

JDT Legal, PLLC

897 W Baxter Dr.

South Jordan, UTAH 84095

Telephone: (801) 810-4465

Facsimile: (888) 920-1297

Email: jeff@jdt-legal.com

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby may amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither the Registrant nor the Selling Security Holders are soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED May 11, 2023

SSHT S&T GROUP LTD.

100,000,000 SHARES OF COMMON STOCK

This is a public offering of our common stock, a par value $0.001 per share. We are selling up to 100,000,000 shares of our common stock.

This offering will terminate on the date which is 270 days from the effective date of this prospectus, although we may close the offering on any date prior if the offering is fully subscribed to or upon the vote of our board of directors.

We currently expect the public offering price of the shares we are offering to be $0.01 per share of our common stock.

The Company is quoted on the OTC Pink market and there is a limited established market for our stock. The offering price of the shares has been determined arbitrarily by us. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a company. In determining the number of shares to be offered and the offering price, we took into consideration our capital structure and the amount of money we would need to implement our business plans. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

Investing in our common stock involves a high degree of risk. See “Risk Factors” for certain risks you should consider before purchasing any shares in this offering. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offeror sale is not permitted.

The offering is being conducted on a self-underwritten, best efforts basis, which means our management will attempt to sell the shares being offered hereby on behalf of the Company. There is no underwriter for this offering.

Completion of this offering is not subject to us raising a minimum offering amount. We do not have an arrangement to place the proceeds from this offering in an escrow, trust, or similar account. Any funds raised from the offering will be immediately available to us for our immediate use.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Our common stock is quoted under the symbol “SSHT” on the OTC Markets (“OTC Pink”). On May 1, 2023, the last reported sale price of our common stock was $0.5901.

Any purchaser of common stock in the offering may be the only purchaser, given the lack of a minimum offering amount.

This Offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Company does not plan to use this offering prospectus before the effective date.

The date of this Prospectus is May 11, 2023.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Please read this Prospectus carefully and in its entirety. This Prospectus contains disclosure regarding our business, our financial condition and results of operations and risk factors related to our business and our Common Stock, among other material disclosure items. We have prepared this Prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this Prospectus. We have not authorized any other person to provide you with different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. The Selling Stockholder may not sell the securities listed in this Prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

The Registration Statement containing this Prospectus, including the exhibits to the Registration Statement, provides additional information about us and our Common Stock offered under this Prospectus. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

i

PROSPECTUS SUMMARY

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors”, our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31. We have included audited financial statements for fiscal years ended December 31, 2022, and 2021 in this prospectus. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” on page 12 of this Prospectus.

Except as otherwise required by the context, references in this prospectus to “the Company,” “SSHT,” “we,” “our,” “us” refer to SSHT S&T Group Ltd.

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus.

We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to carefully read this prospectus before deciding whether to invest in any of the common stock being offered.

Overview

We provide capital market research, back-office support, financial accounting, listing support, and support for mergers and acquisitions for our clients.

Our Corporate History and Background

The Company was incorporated on March 7, 1984, under the laws of the State of Oregon as Gold Genie Worldwide, Inc. On June 13,1988 the Company filed an amendment to its Articles of Incorporation and changed its name to Products, Services & Technology Corporation. On June 2, 1997, the Company redomiciled to Utah and changed its name to Wireless Data Solutions, Inc. on June 13, 1997. In August of 2007, the Company redomiciled to Nevada, where its registration remains active and in good standing. In December of 2021, the Company changed its name to SSHT S&T Group Ltd.

On December 05, 2022, the Company entered into a Definitive Share Exchange Agreement with Wahoo Holdings Ltd., a British Virgin Islands corporation (“WHL”), whereunder the Company acquired 100% ownership interest in WHL for the issuance of 10,000,000 shares of the Company’s common stock. WHL, through its China based subsidiary, Shanghai Jieshi Management Consulting Co., Ltd.(“WFOE”), provides capital market research, back-office support, financial accounting, listing support and support for mergers and acquisitions to its clients. The transaction closed effective December 08, 2022, and has been treated as a business combination under common control, resulting in WHL becoming a wholly-owned subsidiary of the Company.

As a result of the above transaction, the Company’s corporate structure which is set forth as follows:

Business Overview

The main business of WFOE is to provide business consulting services to small and medium-sized enterprises and, using a team of accounting and finance professionals, to provide its clients with capital market research, back office support, financial accounting, listing support, and support for mergers and acquisitions. Since WFOE’s inception in 2019, the main focus of our consulting business has been providing comprehensive going public consulting services designed to help small and medium-sized enterprises become public companies on suitable markets and exchanges. Our goal is to become an international financial consulting company with clients and offices throughout Asia. To date, we have focused on helping clients go public on the OTC markets and exchanges in the U.S., but we are in the process of expanding our service to listing clients on domestic exchanges in China as well as the Hong Kong Stock Exchange.

Since our inception until December 31, 2022, the close of our last full fiscal year, our revenue was mainly generated from our going public consulting services. We also generated a small portion of our revenue from back-office support, financial accounting, listing support and support for mergers and acquisitions. We generated a total revenue of approximately US$330,525, for the fiscal years ended December 31, 2022. The revenues generated from going public consulting services were around $300,000 for the fiscal years ended December 31, 2022.

In China, a fast-growing economy and a positive market environment have created many entrepreneurial and high-growth enterprises, many of which need assistance in obtaining development funds through financing. China has relatively immature financial systems compared to developed countries. Due to restrictions imposed by China’s foreign exchange regulations, it is difficult for foreign capital to enter China’s capital market. Because of the strict listing policies and a relatively closed financial environment in mainland China, most small to medium sized enterprises in the development stage are unable to list on domestic exchanges in China. Therefore, many Chinese enterprises strive to enter international capital markets through overseas listing for equity financing. However, in China, there is a general lack of understanding of international capital markets, as well as a lack of professional institutions that provide overseas going public consulting services to these companies, and many of them may not be familiar with overseas listing requirements.

We launched our consulting services in 2022. Our aim was to assist these Chinese enterprises by filling the gaps and forming a bridge between PRC companies and overseas markets and exchanges. We have a team of qualified and experienced personnel with legal, regulatory and language expertise in several overseas jurisdictions. Our services are designed to help small and medium sized enterprises in China achieve their goal of becoming public companies. We create a going public strategy for each client based on many factors, including our assessment of the client’s financial and operational situations, market conditions, and the client’s business and financing requirements. Since our inception and up to the date of this registration statement, we have successfully helped one Chinese enterprises to be quoted on the U.S. OTC markets and are currently assisting our other clients in their respective going public efforts. All of our current and past clients have been Chinese companies, and we plan to expand our operations to other Asian countries, such as Malaysia, Vietnam, and Singapore, by the year of 2025.

Principal Suppliers & Customers

The Company’s principal clients are and have been Chinese companies who seek our services to achieve their goal of becoming public companies. Most of them are small and medium size enterprises in China. We have established long-term professional relationships with a group of well-known third party professional providers both domestically and in the U.S., such as investment banks, certified public accounting firms, law firms, investor relations agencies, whose services and support are necessary for us to provide high quality one-stop going public consulting service to our clients

Employees

We have 3 people employed and 1 full-time person employed by the Company.

Where You Can Find Us

As of December 31, 2022, the issuer rents an office at 46 Reeves Road, Pakuranga Auckland, New Zealand, 2010 and Room B-17, 4th Floor, Building 1, No. 608 Pengfeng Road, Xiaokunshan Town, Songjiang District, Shanghai for its staff on a month-to-month basis.

THE OFFERING

Issuer:	SSHT S&T Group Ltd.

Common stock offered by us:	100,000,000 shares at $0.01 per share

Common stock outstanding before the offering:	109,903,473 shares as of April 10, 2023

Common stock to be outstanding after the offering:	209,903,473 shares.

Use of proceeds:

We expect to receive net proceeds from this offering of approximately $1,000,000 assuming all the shares offered hereby are sold and before deducting estimated offering expenses payable by us.

We intend to use the net proceeds of the offering for working capital and other general corporate purposes. See “Use of Proceeds.”

Dividend policy:	We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in respect of our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors.

OTC Symbol:	SSHT

Risk factors:	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Emerging Growth Company

We are and we will remain an “emerging growth company” as defined under The Jumpstart Our Business Startups Act (the “JOBS Act”), until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a “large accelerated filer” (with at least $700 million in public float) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

As an “emerging growth company”, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

RISK FACTORS

The shares of our Common Stock being offered for resale by the Selling Shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire amount invested in the Common Stock. Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors in evaluating our business before purchasing any shares of Common Stocks. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such a case, you may lose all or part of your investment. In addition to the risk factors described below, and some of which are part of our Form 10-12G/A filed with the SEC on November 9, 2022, you should carefully consider the risks and the other information in this Prospectus before investing in our Common Stock.

Risks Related to Our Business

We have a limited operating history and are subject to the risks encountered by early-stage companies.

Our operating subsidiary, WFOE, has only been in business since June 26, 2019. We did not generate any revenue until the year ended December 31, 2021. As a start-up company, our business strategies and model are constantly being tested by the market and operating results, and we pursue to adjust our allocation of resources accordingly. As such, our business may be subject to significant fluctuations in operating results in terms of amounts of revenues and percentages of total with respect to the business segments.

We are, and expect for the foreseeable future to be, subject to all the risks and uncertainties, inherent in a new business and in an industry which is in the early stages of development in China. As a result, we must establish many functions necessary to operate a business, including expanding our managerial and administrative structure, assessing and implementing our marketing program, implementing financial systems and controls and personnel recruitment. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies with a limited operating history. These risks and challenges are, among other things:

●	we operate in an industry that is or may in the future be subject to increasing regulation by various governmental agencies in China;

●	we may require additional capital to develop and expand our operations which may not be available to us when we require it;

●	our marketing and growth strategy may not be successful;

●	our business may be subject to significant fluctuations in operating results; and

●	we may not be able to attract, retain and motivate qualified professionals.

Our future growth will depend substantially on our ability to address these and the other risks described in this prospectus. If we do not successfully address these risks, our business will be significantly harmed.

Our historical financial results may not be indicative of our future performance.

Our net loss was $ 76,831 for the year ended December 31, 2021, and increased to a net income of $437 for the year ended December 31, 2022. However, our historical growth rate and the limited history of operations make it difficult to evaluate our prospects. We may not be able to sustain our historically rapid growth or may not be able to grow our business at all.

Changes in the U.S. capital markets could make our services less attractive to our clients and adversely affect our business and financial condition.

Our consulting services help our clients based in mainland China become public companies. We are expanding our consulting services to include Chinese domestic exchanges and the Hong Kong Stock Exchange, but currently, all our former and current clients have chosen to go public in the U.S. We believe this is due to the more flexible rules provided by the U.S. OTC markets and exchanges than the Chinese domestic exchanges, as well as the attractive financing and growth opportunities the U.S. capital market, which has remained relatively stable comparing to the Chinese capital market. As a result, our going public consulting business has flourished since its inception in 2021. However, changes in the U.S. capital markets could make our service less desirable to Chinese enterprise. For example, if the U.S. OTC markets and exchanges make their rules more stringent to Chinese enterprises, then fewer Chinese enterprises will be able to use our consulting services to go public in the U.S., and our business and financial condition will be adversely affected as a result.

A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.

Although the Chinese economy has grown steadily in the past decade, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the People’s Bank of China and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns on the relationship among China and other western countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

Increasing competition within our industry could have an impact on our business prospects.

The financial consulting market is an industry where new competitors can easily enter since there are no significant barriers to entry. Competing companies may have significantly greater financial and other resources than we have and may offer services that are more attractive to companies seeking funds; increased competition would have a negative impact on both our revenues and our profit margins.

If we fail to hire, train and retain qualified managerial and other employees, our business and results of operations could be materially and adversely affected.

We place substantial reliance on the consulting and financial service industry experience and knowledge of our chairman as well as their relationships with other industry participants. The loss of the services of chairman could hinder our ability to effectively manage our business and implement our growth strategies. Finding suitable replacements for our current chairman could be difficult, and competition for such personnel of similar experience is intense. If we fail to retain our chairman, our business and results of operations could be materially and adversely affected.

Since our Chairman will own at least 69.9% of our Common Stock following the sale of the offering, he will have the ability to elect directors and approve matters requiring shareholder approval by way of resolution of members.

Mr. Zonghan Wu, our Chairman of the Board, is currently the beneficial owner of 87,300,000, or 79.4% of our outstanding Common Stock, If we sell the offering number of Common Stock, Mr. Wu will have the right to vote 41.5% of the Common Stock. Mr. Wu is expected to have the power to elect all directors and approve all matters requiring shareholder approval without the votes of any other shareholder. He is expected to have significant influence over a decision to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not our other shareholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Common Stock or prevent our shareholders from realizing a premium over the then-prevailing market price for their Common Stock

Risks Relating to Doing Business in China

There are significant uncertainties under the Draft Foreign Investment Law relating to the status of businesses in China controlled by foreign invested entities primarily through contractual arrangements, such as our business.

On January 19, 2015, MOFCOM published a draft of the PRC Law on Foreign Investment (Draft for Comment), or the Draft Foreign Investment Law. At the same time, MOFCOM published an accompanying explanatory note of the Draft Foreign Investment Law, or the Explanatory Note, which contains important information about the Draft Foreign Investment Law, including its drafting philosophy and principles, main content, plans to transition to the new legal regime and treatment of business in China controlled by foreign invested enterprises, or FIEs, primarily through contractual arrangements. The Draft Foreign Investment Law utilizes the concept of “actual control” for determining whether an entity is considered to be a foreign-invested enterprise, and defines “control” broadly to include, among other things, voting or board control through contractual arrangements.

The Draft Foreign Investment Law proposes significant changes to the PRC foreign investment legal regime and may have a material impact on Chinese companies listed or to be listed overseas. The Draft Foreign Investment Law would regulate FIEs the same way as PRC domestic entities, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in a “negative list.” The Draft Foreign Investment Law also provides that only FIEs operating in industries on the negative list will require entry clearance and other approvals that are not required of PRC domestic entities. As a result of the entry clearance and approvals, certain FIE’s operating in industries on the negative list may not be able to continue to conduct their operations through contractual arrangements. The Draft Foreign Investment Law also provides that entities established in China but controlled by foreign investors will be treated as FIEs, while entities set up outside of China which are controlled by PRC persons or entities, would be treated as domestic entities after completion of market entry procedures. The MOFCOM, and the National Development and Reform Commission, or NDRC, promulgated the Catalogue of Industries for Guiding Foreign Investment, or the Catalogue, as amended on March 10, 2015, which came into effect on April 10, 2015, and as further amended on June 28, 2018 and came into effect on July 28, 2018 (the “2018 Catalogue”). According to the 2018 Catalogue, financial consulting services sector in which the Company is currently engaged in business operations, are not deemed to be either “restricted” or “prohibited” in a “negative list.” However, the MOFCOM and NDRC publish new Catalogues from time to time that may change the scope of the “negative list,” and as such it is uncertain whether future Catalogues may re-classify financial consulting services sector in the “negative list.”

There is substantial uncertainty regarding the Draft Foreign Investment Law, including, among others, what the actual content of the law will be as well as the adoption and effective date of the final form of the law. As a result, we cannot assure you that the new Foreign Investment Law, when it becomes effective, will not have a material and adverse effect on our ability to conduct our business.

The Draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the Draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on both foreign investors and the FIE subject to the law. Aside from an investment implementation report and an investment amendment report that are required for each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be noncompliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

Changes in the policies of the PRC government could have a significant impact upon our ability to operate profitably in the PRC.

Currently, we conduct all of our operations and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation that may affect our ability to operate as currently contemplated.

Because our business is dependent upon government policies that encourage a market-based economy, changes in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.

Although the PRC government has been pursuing a number of economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC. Because of the nature of our business, we are dependent upon the PRC government pursuing policies that encourage private ownership of businesses. Restrictions on private ownership of businesses would affect the securities business in general and businesses using real estate services in particular. We cannot assure you that the PRC government will pursue policies favoring a market-oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Because our business is conducted in RMB and the price of our Common Stock is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our Common Stock offered by this prospectus are denominated in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.

Risks Related to Our Common Stock

Our securities are “Penny Stock” and subject to specific rules governing their sale to investors.

Under SEC Rule 15g-9 we are a “penny stock,” which is defined as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks; and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person; and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination; and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for Company’s shareholders to sell shares of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we became public by means of a merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a merger with a publicly traded company. Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

Compliance with the reporting requirements of federal securities laws can be expensive.

We will become a fully reporting company upon the effectiveness of this offering and will be subject to the information and reporting requirements of the Exchange Act and other federal securities laws and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders are substantial.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

As a fully reporting company under Section 13 of the Exchange Act, we may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and its ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have been assessing our internal controls to identify areas that need improvement. Failure to identify and thereafter implement required changes to our internal controls or any others that we identify as necessary to maintain an effective system of internal controls, if any, could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results;

●	announcements of developments by us or our competitors;

●	regulatory actions regarding our products;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	adoption of new accounting standards affecting our industry;

●	additions or departures of key personnel;

●	introduction of new products by us or our competitors;

●	sales of our common stock or other securities in the open market; and

●	Other events or factors, many of which are beyond our control such as the continuation of disruptions due to COVID-19.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of its management’s attention and resources, which could harm our business and financial condition.

Our common stock is controlled by insiders.

Our officers and directors beneficially own approximately 80% of our outstanding shares of common stock. Such concentrated control may adversely affect the price of our common stock. Investors who acquire common stock may have no effective voice in our management. Sales by our insiders or affiliates, along with any other market transactions, could negatively affect the market price of our common stock.

If we do not meet the listing standards of a national securities exchange our investors’ ability to make transactions in our securities will be limited, and we will be subject to additional trading restrictions.

Our securities currently are traded over-the-counter on the OTC Pink and are not qualified to be listed on a national securities exchange, such as NASDAQ. Accordingly, we face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	our shares of common stock are currently classified as “penny stock” which requires brokers trading in our shares of common stock to adhere to more stringent rules, resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since our Common Stock is traded on OTC Pink, our common stock is a covered security. Although the states are preempted from regulating the sale of our securities, the federal statute allows the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer traded over-the-counter, our common stock would not be a covered security and we would be subject to regulation in each state in which we offer our securities.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our securities will be your sole source of gain for the foreseeable future.

Cautionary Note

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology.

These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under “Risk Factors.” The following factors, among others, could cause our actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements:

●	the success of our existing and new technologies;

●	our ability to successfully develop and expand our operations;

●	changes in economic conditions, including continuing effects from the recent recession;

●	damage to our reputation or lack of acceptance of our brands;

●	economic and other trends and developments, including adverse weather conditions, in those local or regional areas in which our operations are concentrated;

●	increases in our labor costs, including as a result of changes in government regulation;

●	labor shortages or increased labor costs;

●	increasing competition in the industry in general;

●	changes in attitudes or negative publicity regarding drug safety and health concerns;

●	the success of our marketing programs;

●	potential fluctuations in our quarterly operating results due to new products and other factors;

●	the effect on existing products of focusing on other products in the same markets;

●	of our management team;

●	strain on our infrastructure and resources caused by our growth;

●	the impact of federal, state or local government regulations relating to the industry;

●	the impact of litigation;

●	statements regarding our goals, intentions, plans and expectations, including the introduction of new products and markets and locations we intend to target in the future;

●	statements regarding the anticipated timing and impact of our pending acquisitions;

●	statement regarding our expectation with respect to the potential issuance of stock or shares in connection with our acquisitions or in connection with providing services to client companies.; and

●	statement with respect to having adequate liquidity.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	changes in the pace of legislation;

●	other regulatory developments that could limit the market for our products;

●	our ability to successfully integrate acquired entities;

●	competitive developments, including the possibility of new entrants into our primary markets;

●	the loss of key personnel; and

●	other risks discussed in this document.

All forward-looking statements in this document are based on information currently available to us as of the date of this prospectus, and we assume no obligation to update any forward-looking statements other than as required by law.

USE OF PROCEEDS

Because the offering is a best-efforts offering, we are presenting this information assuming that we sell 25%, 50%, 75%, and 100% of the shares offered hereby. For the purposes of this table, we used $0,01, the per-share offering price.

	100%	75%	50%	25%
Gross Offering Proceeds	$1,000,000	$750,000	$500,000	$250,000
Offering Costs	$70,000	$70,000	$70,000	$70,000
Use of Net Proceeds:
Working Capital	$930,000	$680,000	$430,000	$180,000

We intend to use the net proceeds as follows:

Expansion of Company’s administrative offices, additional staffing in sales, marketing and support personnel, working capital and general corporate purposes.

General and administrative expenses pertain to operating expenses rather than to expenses that can be directly related to the production of any goods or services, utilities, insurance and managerial salaries which may come at a later date.

This expected use of the net proceeds from this offering and our existing cash, cash equivalents and short-term investments represent our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and commercialization efforts, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We have no current agreements, commitments or understandings for any material acquisitions or licenses of any products, businesses or technologies.

Our management will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in a variety of capital preservation investments, including short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

DETERMINATION OF OFFERING PRICE

We currently expect the offering price to be $0,01 per share of our common stock for the shares of stock being offered by us pursuant to this prospectus.

The offering price of the common stock has been arbitrarily determined by our board of directors and bears no relationship to any objective criterion of value. The price does not bear any relationship to the Company’s assets, book value, historical earnings or net worth. In determining the offering price, the board of directors considered such factors as the lack of recent trading prices of the common stock, the board’s perception of our future prospects, past and anticipated operating results, present financial resources and the likelihood of selling the shares of common stock offered hereby. Accordingly, the offering price should not be considered an indication of the actual value of the Company or the common stock.

As noted above you should not consider the offering price as an indication of the value of our common stock. You should not assume or expect that, after the offering, our shares of common stock will trade at or above the offering price in any given time period. Our stock is not quoted on any major stock market. The market price of our common stock may decline during or after the offering, and you may not be able to sell the underlying shares of our common stock purchased during the offering at a price equal to or greater than the offering price. You should obtain advice from your financial advisor before purchasing shares and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the offering.

DILUTION

The offering price of the Shares of Common Stock being offered for sale pursuant to this Offering is substantially higher than the book value per share of the Common Stock. Accordingly, investors purchasing the Shares pursuant to this Offering will experience an immediate and significant dilution in the book value per share of the Shares purchased. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders. See Management’s Discussion and Analysis—We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders and we can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of stockholders’ interests in SSHT S&T Group Ltd. and could depress our stock price.

The price of the current offering is fixed at $0.01 per common share.

Assuming completion of the offering, there will be up to 209,903,473 common shares outstanding. The following table illustrates the per common share dilution that may be experienced by investors at various funding levels based on the Company’s net tangible book value of ($57,804) as of December 31, 2022.

Funding Level	100%	75%	50%	25%
Gross Proceeds	$1,000,000	$750,000	$500,000	$250,000
Offering Price	$0.01	$0.01	$0.01	$0.01
Net Tangible Book Value per Share of Common Stock before this Offering	$(0.000526)	$(0.000526)	$(0.000526)	$(0.000526)
Increase in Net Tangible Book Value per Share Attributable to New Investors in this Offering	$0.005015	$0.004270	$0.003291	$0.001951
Net Tangible Book Value per Share of Common Stock after this Offering	$0.004489	$0.003744	$0.002765	$0.001425
Dilution per share to Investors in the Offering	$(0.005511)	$(0.006256)	$(0.007235)	$(0.008575)

MARKET FOR REGISTRANT’S COMMON STOCK, DIVIDEND POLICY AND
RELATED STOCKHOLDER MATTERS

Market Information.

Our common stock is qualified for quotation on the OTC Markets-OTC Pink under the symbol “SSHT”. Previously, our common stock was quoted on the OTC Markets-OTC Pink, under the symbol “WDSL.” The following table sets forth the range of the high and low bid prices per share of our common stock for each quarter of our fiscal year (based on a December 31 fiscal year end) as reported in the over-the-counter markets. These quotations represent interdealer prices, without retail markup, markdown or commission, and may not represent actual transactions. There currently is a minimal liquid trading market for our common stock. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

	2022
	High	Low
First Quarter (through March 31)	$1.50	$0.51
Second Quarter (through June 30)	0.9999	0.51
Third Quarter (through September 30)	1.09	0.25
Fourth Quarter (through December 31)	4.10	0.4008

	2021
	High	Low
First Quarter (through March 31)	$2.34	$0.10
Second Quarter (through June 30)	0.513	0.15
Third Quarter (through September 30)	0.31	0.1001
Fourth Quarter (through December 31)	0.795	0.0497

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. At present, we have no plans to register our securities in any particular state. Further, our shares may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

We have not previously filed a registration statement under the Securities Act. Shares sold pursuant to exemptions from registration are deemed to be “restricted” securities as defined by the Securities Act. As of April 10, 2023, out of a total of 1,000,000,000 shares authorized, 109,903,473 shares are issued as restricted securities and can only be sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration. Of such restricted shares, 87,300,000 (79.4%) shares are held by affiliates (directors, officers and 10% holders), with the balance of 22,603,473 (20.6%) shares being held by non-affiliates.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of a reporting company for at least six months, including any person who may be deemed to be an “affiliate” of the company (as the term “affiliate” is defined under the Securities Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the company’s common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale or (ii) 1% of the shares then outstanding. In order for a stockholder to rely on Rule 144, adequate current public information with respect to the company must be available. A person who is not deemed to be an affiliate of the company and has not been an affiliate for the most recent three months, and who has held restricted shares for at least one year is entitled to sell such shares without regard to the various resale limitations under Rule 144. Under Rule 144, the requirements of paragraphs (c), (e), (f), and (h) of such Rule do not apply to restricted securities sold for the account of a person who is not an affiliate of an issuer at the time of the sale and has not been an affiliate during the preceding three months, provided the securities have been beneficially owned by the seller for a period of at least one year prior to their sale. For the purposes of this registration statement, a controlling stockholder is considered to be a person who owns 10% or more of the company’s total outstanding shares, or is otherwise an affiliate of the Company. No individual person owning shares that are considered to be not restricted owns more than 10% of the Company’s total outstanding shares.

Holders

As of December 31, 2022, we had 331 shareholders of common stock per our transfer agent’s shareholder list.

Dividends

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant’s business.

Equity Compensation Plan Information

The Company has not yet adopted an equity compensation plan as of December 31, 2022, or subsequently through the filing of this registration statement.

Management’s Discussion and Analysis of Financial Condition and
Results of Operation

We are a consulting company offering financial consulting services to small and medium-sized enterprise customers in China. Our goal is to become a national financial consulting company with clients and offices throughout China. Since our inception in 2019, we have primarily focused on helping clients going public on the U.S. OTC markets and exchanges, but we are in the process of expanding our service to listing clients on domestic exchanges in China as well as the Hong Kong Stock Exchange. In 2022, we entered into consulting agreements with two enterprises, which became public companies in the U.S. by being quoted on the OTC market in 2022 under our guidance. As of the date of this registration statement, all our clients are based in south-eastern region of China; however, we plan to expand our operations throughout China in the future. Our business expansion has benefited from the growing financial consultancy market in China, which is driven by factors including rising financing activities, strong government support in terms of regulations and policies, and growing awareness of the importance of financial consultancy by more Chinese enterprises.

Key Factors that Affect Operating Results

We believe the following key factors may affect our financial condition and results of operations:

Our business success depends on our ability to acquire customers effectively.

Our ability to increase our revenue largely depends on our ability to attract and engage potential customers. Our sales and marketing efforts include those related to customer acquisition and retention, and general marketing. We intend to continue to dedicate significant resources to our sales and marketing efforts and constantly seek to improve the effectiveness of these efforts to grow our revenues. Our customer acquisition channels primarily include our sales and marketing campaigns and existing customer referrals. In order to acquire customers, we have made significant efforts in building mutually beneficial long-term relationships with local governments, academic institutions, and local business associations. In addition, we also market our consulting services through social media, such as WeChat or Weibo. If any of our current customer acquisition channels becomes less effective, if we are unable to continue to use any of these channels, or if we are not successful in using new channels, we may not be able to attract new customers in a cost-effective manner or convert potential customers into active customers or even lose our existing customers to our competitors. To the extent that our current customer acquisition and retention efforts becomes less effective, our service revenue may be significantly impacted, which would have a significant adverse effect on our revenues, financial condition and results of operations.

Our consulting business faces strong market competition.

We are currently facing intense market competition. Some of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, and support of their customer acquisition and retention channels. Considering the low barriers to entry into the financial consulting industry, we expect more players to enter this market and increase the level of competition. Our ability to differentiate our services from other competitors will have a significant impact on our business growth in the future.

Changes in the PRC Regulatory Environment may impact our business and the results of operations.

The regulatory environment for the financial consulting industry in China is evolving. Recently, many local governments have established various subsidization schemes and policies to stimulate and encourage local business enterprises to go public, this may stimulate the growth of more financial consulting firms to become new players given the low barrier of entry into the financial consulting industry as well. As more players enter the competition, PRC governmental authorities may publish and promulgate various new laws and rules to regulate the financial consulting marketplace. We have been closely tracking the development and implementation of new rules and regulations likely to affect us. We will continue to ensure timely compliance with any new rules and regulations and believe that such timely compliance is essential to our growth. To the extent that we may be required to adapt our operations to new laws and regulations, our operating costs may increase, which will impact our profitability.

Since our inception until December 31, 2022, the close of our last full fiscal year, our revenue was mainly generated from our going public consulting services. We also generated a small portion of our revenue from back-office support, financial accounting, listing support, and support for mergers and acquisitions. We generated a total revenue of approximately US$330,525, for the fiscal years ended December 31, 2022. The revenues generated from going public consulting services were around $300,000 for the fiscal years ended December 31, 2022. Our net loss was $76,831 for the year ended December 31, 2021, and increased to a net income of $437 for the year ended December 31, 2022.

In fiscal year 2022, we entered into consulting agreements with two enterprises, which became public companies in the U.S. through reverse merger transactions. by being quoted on the OTC market in 2022 under our guidance. In fiscal year 2021, we lacked internal resources to provide legal and accounting advisory services and had limited shell company identification channel. As a result, we had to outsource some of the services to third-party service providers to assist us by providing the consulting services we promised to our customers. As we accumulated more experiences in fiscal year 2022, we have brought many outsourced services in house to save costs in fiscal year 2023.

Results of Operations

Year ended December 31, 2021, compared to the year ended December 31, 2021

	Year ended
	December 31,	December 31,
	2022	2021	$ Change	% Change
Revenues	$330,525	$-	$330,525	100.0%
Cost of sales	-	-	-	-
Gross profit	330,525		330,525	100.0%

Operating Expenses:
General and administrative	319,095	76,716	242,379	415.9%
Total operating expenses	319,095	76,716	242,379	415.9%

Income (loss) from operations	11,430	(76,716)	88,146	114.8%

Other Expense
Interest expense	(82)	(7)	75	(1,071.4)%
Other expense	9,379	-	9,379	100.0%
Bank charges	204	122	82	67.2%
Total other expense	9,501	115	9,386	8,161.7%

Income (loss) before taxes	1,929	(76,831)	78,760	102.5%
Income tax expense	1,492	-	1,492	100.0%
Net income (loss)	$437	$(76,831)	$77,268	100.5%

Revenue

During the year ended December 31, 2022, compared to the year ended December 31, 2021, the revenue increased by $330,525 due to the Company’s acquisition of WHL and commencing operations through WFOE. The gross profit also increased by $330,525.

The significant increase in gross profit was affected by the Company’s acquisition of WHL which brought existing operations and personnel and by refocusing from being a provider of wireless data solutions to a provider of business advisory services.

Expenses

The Company experienced an increase in expenses during the period ended on December 31, 2022, compared to the period ended December 31, 2022, due to significant increases in the general and administrative expenses associated with its business advisory services.

Liquidity and Capital Resources

Net Cash Provided by (Used in) Operating Activities

Net cash provided by (used in) operating activities for the years ended December 31, 2022, and 2021 was $(50,821) and $1,818, respectively.

Net cash used in operating activities during the year ended December 31, 2022 was due to net income of $437, which was decreased by amounts due to related parties of $(34,116), accounts payable and accrued liabilities in the amount of $(15,692), and accounts receivable in the amount of $(1,450). During the year ended December 31, 2021, net cash used in operating activities was comprised of net loss of $(76,831) offset by amounts due to related parties of $93,717, accounts payable and accrued liabilities in the amount of $(17,181), and accounts receivable in the amount of $2,113.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the years ended December 31, 2022, and 2021 was $65,800 and $-, respectively. This was the result of common stock issued for cash of $65,800 and $- during the years ended December 31, 2022 and 2021, respectively.

Off-Balance Sheet Arrangements

As of December 31, 2022, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $(2,543,986) on December 31, 2022, with an accumulated deficit of $(2,544,423) at December 31, 2021. The Company had net income attributable to the Company of $437 for the year ended December 31, 2022, and net loss attributable to the Company of $76,831 for the year ended December 31, 2021. The Company’s ability to continue as a going concern is dependent upon its ability to generate positive cash flow from an operating company, and/or raise capital through equity and debt financing or other means on desirable terms. If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on favorable terms, management may be required to restructure the Company or cease operations. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Critical Accounting Policies

We have identified the policies in the attached financial statements as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. For more information, see “Note 2 – Summary of Significant Accounting Policies” in the attached financial statements.

Additional Company Matters

On March 11, 2019, the 8th District Court in the State of Nevada appointed Harry Zhang as custodian of the Company. Custodianship was discharged on September 8, 2021.

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, employment, personal injury caused by our employees, and other general claims.

We are not presently a party to any legal proceedings.

MANAGEMENT DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table contains information with respect to our directors and executive officers. To the best of our knowledge, none of our directors or executive officers have an arrangement or understanding with any other person pursuant to which he or she was selected as a director or officer. There are no family relationships between any of our directors or executive officers. Directors serve one-year terms. Our executive officers are appointed by and serve at the pleasure of the Board of Directors.

Name	Current Age	Position
Zonghan Wu	44	President, CEO, Treasurer, Chairman of the Board of Directors

Zonghan Wu

Mr. Wu worked for Opus International Consultants as a Business Analyst in New Zealand from 2004 to 2007. He worked for Nestle as a Commercial Analyst from 2008 to 2011. Currently he is Managing Director of Shanghai JAZ Management Consulting Co. Ltd in Shanghai. Mr. Wu is currently Chairman and Company Secretary for the following public companies listed in the U.S.: SSHT S&T Group Ltd. (OTC Pink: SSHT) and Alpine Auto Brokers Inc. (OTC Pink: ALTB). Mr. Wu is also a Director and Company Secretary for the following public companies listed in the U.S.: Alliance Recovery Corp. (OTC Pink: ARVY), ACC Aviation Holdings Ltd. OTC Pink: CAVG), Interact Holdings Group, Inc. (OTC Pink: IHGP), Linike Medical Group Ltd. (OTC Pink: LNMG), Providence Resources, Inc. (OTC Pink: PVRS), SIPP international Industries, Inc. (OTC Pink: SIPN), ZKGC New Energy Ltd. (OTC Pink: ZKGCF) and Victor Mining Industry Group, Inc. (OTC Pink: VMTG). Mr. Wu was awarded a Bachelor of Commerce degree from the University of Auckland in New Zealand in 2004.

Family Relationships.

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.

There have been no events under any bankruptcy act, any criminal proceedings and any judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the current fiscal year and the fiscal years ended December 31, 2022, and 2021.

EXECUTIVE OFFICER COMPENSATION TABLE (FISCAL YEAR)

Name/Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	All Other Comp. (4)	Total
Zonghan Wu (Officer/Director)	2022	0	0	0	0	0
	2021	0	0	0	0	0

Zhibin Chen (former officer/director)	2022	0	0	55,800,000 common Shares	55,800,000 common shares	55,800,000 common shares
	2021	0	0	0	0	0

Haining (Harry) Zhang (former officer/director, custodian)	2022	0	0	34,500,000 common Shares	34,500,000 common Shares	34,500,000 common Shares
	2021	0	0	0	0	0

Zhibin Chen: 55,800,000 common Shares issued to SSHT International Holdings Limited (a BVI Co. controlled by Zhibin Chen) for Mr Chen’s director & officer’s services.

Haining (Harry) Zhang: 31,500,000 common shares issued to Haining Zhang, and 3,000,000 common shares issued to Quanleap, LLC (controlled by Harry Zhang) for his director & officer’s services.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and, therefore, no equity awards are outstanding as of December 31, 2022.

Bonuses and Deferred Compensation

We do not have any deferred compensation or retirement plans. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

As of December 31, 2022, no options have been issued.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with our director or executive officer.

Employment Agreements

The Company does not currently have any agreements nor compensation with employees as of the date of this filing.

Director Agreements

The Company does not currently have any agreements nor compensation with members of the Board of Directors as of the date of this filing.

Board of Directors

Our directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Our officers are elected by and serve at the discretion of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Restricted Stock Awards to Certain Officers and Directors

From March 2021 through July 2021, the Company issued a cumulative total of 34,500,000 shares of Common stock to Haining Zhang or entities owned and controlled by Mr. Zhang for consulting services.

On February 11, 2022, the Company issued 55,800,000 shares of Common stock to SSHT International Holding Limited, an entity controlled by our sole officer and director, Zonghan Wu. The shares were issued in consideration of consulting services provided by Mr. Wu.

PLAN OF DISTRIBUTION

Plan of Distribution for SSHT S&T Group Ltd.’s Public Offering of 100,000,000 Shares of Common Stock

This is a self-underwritten (“best-efforts”) offering. This prospectus is part of a registration statement that permits our officers and directors to sell the shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any shares they may sell. Presently, we expect that our officers and directors will personally contact existing shareholders, friends, family members and business acquaintances and inform them about the offering. In addition, we may market the offering to institutional investors through our officers and directors. We may also offer our shares of common stock through brokers, dealers or agents, although we have no current plans or arrangements to do so. The company has been contacted by multiple financial institutions, as well as fielded interest from existing shareholders that give the Company assurance as to the marketability of its shares to these identified parties. This offering will terminate on the date which is 270 days from the effective date of this prospectus, although we may close the offering on any date prior if the offering is fully subscribed to or upon the vote of our board of directors.

In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set forth in Rule 3a4-1 under the Exchange Act. The officers and directors will not register as broker-dealers pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer. In that regard, we confirm that:

a.	None of our officers or directors are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act;

b.	None of our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock;

c.	None of our officers or directors is or will be, at the time of his participation in the offering, an associated person of a broker-dealer; and

d.	Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that each (A) primarily perform substantial duties for or on our behalf, other than in connection with transactions in securities, and (B) is not a broker or dealer, or has been an associated person of a broker or dealer, within the preceding 12 months, and (C) has not participated in selling and offering securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1.

None of our officers or directors, control persons or affiliates intend to purchase any shares in this offering.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary of the rights of our Common Stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, bylaws and the Certificates of Designation (as defined below) of our preferred stock, copies of which are filed as exhibits to the registration statement, and to the applicable provisions of Nevada law. The Company is authorized by its Certificate of Incorporation to issue an aggregate of 1,000,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and -0- shares of preferred. As of April 10, 2023, 109,903,473 shares of Common Stock were issued and outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock may receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held by such shareholder.

Right to Receive Liquidation Distribution

Holders of common stock are entitled to dividends when, and if, declared by the Board of Directors out of funds legally available; therefore, and then, only after all preferential dividends have been paid on any outstanding Preferred Stock. The Company has not had any earnings and it does not presently contemplate the payment of any cash dividends in the foreseeable future.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Colonial Stock Transfer Co., Inc. with an address at 7840 S 700 E, Sandy, UT 84070. Their phone number is (801) 355-5740.

EXPERTS

The audited and consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 included in this registration statement have been so included in reliance upon the report of Shandong Haoxin Certified Public Accountants Co., Ltd, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

JDT Legal, PLLC, of So. Jordan, Utah, will issue to SSHT S&T Group Ltd. its opinion regarding the legality of the common stock being offered hereby. JDT Legal, PLLC has consented to the references in this prospectus to its opinion.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

JDT Legal PLLC will pass on the validity of the Common Stock being offered pursuant to this Registration Statement. JDT Legal PLLC has never owned any of our securities.

The consolidated financial statements of SSHT S&T Group Ltd. as of December 31, 2022 and 2021 have been audited by Shandong Haoxin Certified Public Accountants Co., Ltd, an independent registered public accounting firm, as stated in its report thereon which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, incorporated herein by reference, and has been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed this Registration Statement on Form S-1 with the SEC under the Act with respect to the Common Stock offered by Selling Shareholders in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the Registration Statement and the exhibits and schedules filed with the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon effectiveness of the registration statement of which this prospectus is a part, we will be subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.thedispensingsolution.com. You may access our reports and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
SSHT S&T Group Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SSHT S&T Group Ltd and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2022, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Shandong Haoxin Certified Public Accountants Co., Ltd.

We have served as the Company’s auditor since 2022.

Weifang, People’s Republic of China

April 28, 2023

SSHT S&T Group Ltd.

CONSOLIDATED BALANCE SHEETS

		As of December 31,
	Note	2021	2022
		US$	US$
ASSETS
Current assets:
Cash and cash equivalents	3	258	22,569
Accounts receivable, net	4	-	1,450
Total current assets		258	24,019
TOTAL ASSETS		258	24,019

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	6	15,692	-
Amounts due to a related party	7	115,939	81,823
Total current liabilities		131,631	81,823
TOTAL LIABILITIES		131,631	81,823

Shareholders’ deficit:
Common stock, par value $0.001,100,000,000 shares authorized; 44,103,473 and 109,903,473shares issued and outstanding as of December 31, 2021 and December 31, 2022, respectively	9	44,103	109,903
Additional paid-in capital		2,373,962	2,373,962
Accumulated deficit		(2,544,423)	(2,543,986)
Accumulated other comprehensive income (loss)		(5,015)	2,317
Total shareholders’ deficit		(131,373)	(57,804)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		258	24,019

SSHT S&T Group Ltd.

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the years ended December 31,
	Note	2021	2022
		US$	US$
Net revenues	8	-	330,525
Gross profit		-	330,525
Operating expenses:
General and administrative expenses		76,716	319,095
Total operating expenses		76,716	319,095
(Loss) income from operations		(76,716)	11,430
Interest income (expense), net		(7)	(82)
Bank charge		122	204
Other expenses (net)		-	9,379
(Loss) income before income taxes		(76,831)	1,929
Income tax expenses		-	1,492
Net (loss) income		(76,831)	437
Net (loss) income attributable to ordinary shareholders		(76,831)	437

Net loss per ordinary share:
Basic and diluted	10	(0.00)	(0.00)

Weighted average shares used in calculating net loss per ordinary share:
Basic and diluted	10	35,765,802	94,320,459

SSHT S&T Group Ltd.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the years ended December 31,
	2021	2022
	US$	US$
Net (Loss) income	(76,831)	437
Other comprehensive (loss) income
Foreign currency translation adjustments, net of tax of nil	2,137	(7,332)
Comprehensive (loss) income attributable to SSHT S&T Group Ltd.	(74,694)	(6,895)
Total comprehensive (loss) income attributable to ordinary shares of SSHT S&T Group Ltd.	(74,694)	(6,895)

SSHT S&T Group Ltd.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive (Income) Loss	Total shareholders’ equity (deficit)
	Shares	US$	US$	US$	US$	US$
Balance at December 31, 2020	12,353,473	12,353	2,373,962	(2,435,842)	(2,878)	(52,405)
Net Loss	-	-	-	(76,831)	-	(76,831)
Issuance of ordinary shares	31,750,000	31,750	-	(31,750)	-	-
Foreign currency translation adjustments	-	-	-	-	(2,137)	(2,137)
Balance at December 31, 2021	44,103,473	44,103	2,373,962	(2,544,423)	(5,015)	(131,373)
Net Income	-	-	-	437	-	437
Issuance of ordinary shares	65,800,000	65,800	-	-	-	65,800
Foreign currency translation adjustments	-	-	-	-	7,332	7,332
Balance at December 31, 2022	109,903,473	109,903	2,373,962	(2,543,986)	2,317	(57,804)

SSHT S&T Group Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2021	2022
	US$	US$
Cash flows from operating activities:
Net loss (income)	(76,831)	437
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Accounts receivable	2,113	(1,450)
Accounts payable	(17,181)	(15,692)
Amounts due to a related party	93,717	(34,116)
Net cash used in operating activities	1,818	(50,821)
Cash flows from financing activities:
Proceeds from issuance of ordinary shares	-	65,800
Net cash (used in) provided by financing activities	-	65,800
Net increase in cash, cash equivalents	(319)	22,311
Cash, cash equivalents at beginning of year	577	258
Effect of exchange rate changes on cash, cash equivalents	(2,137)	7,332
Cash, cash equivalents at end of year	258	22,569
Supplemental disclosure of cash flow information:
Income taxes paid	-	1,492

1.	Organization and Principal Activities

SSHT S&T Group Ltd. (the “Company”) was incorporated on March 7, 1984, under the laws of the State of Oregon as Gold Genie Worldwide, Inc. On June 13, 1988, the Company filed an amendment to its Articles of Incorporation and changed its name to Products, Services & Technology Corporation. On June 2, 1997, the Company redomiciled to Utah and changed its name to Wireless Data Solutions, Inc. on June 13, 1997. In August of 2007, the Company redomiciled to Nevada, where its registration remains active and in good standing. In December of 2021, the Company changed its name to SSHT S&T Group Ltd.

On December 5, 2022, the Company entered into an agreement with Wahoo Holdings Ltd., a British Virgin Islands corporation (“TIHL”), whereunder the Company acquired 100% ownership interest in TIHL for the issuance of 10,000,000 shares of the Company’s common stock. TIHL through its China based subsidiaries, Shanghai Jaz Capital Group Co., Ltd. provides business consulting services and using a team of accounting and finance professionals to offer its clients capital market research, back office support, financial accounting, listing support and support for mergers and acquisitions. The transaction ceased to be effective December 08, 2022 and has been treated as a business combination under common control.

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial information of the Company and its wholly owned subsidiaries, All the intercompany balances and transactions have been eliminated upon consolidation. While the Company has commenced generating revenues from its principal business purpose during the most recently completed quarter ended December 31, 2022, we remain in the development stage in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 915 (SFAS No. 7). The Company has elected a fiscal year end of December 31.

(b)	Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The Group bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Group’s financial statements include but are not limited to allowance for doubtful accounts. Actual results may differ materially from those estimates.

(c)	Foreign Currency Translation

The functional currency of the Company is the United States Dollar (“US$”). The functional currency of its owned subsidiaries in the PRC is Renminbi (“RMB”).

Foreign currency transactions have been translated into the functional currency at the exchange rates prevailing on the date of transactions. Foreign currency denominated monetary assets and liabilities are re-measured into the functional currency at exchange rates prevailing on the balance sheet date. Exchange gains and losses are recorded in the statements of operations.

The Group has chosen the US$ as its reporting currency. Assets and liabilities have been translated using exchange rates prevailing on the balance sheet date. Equity accounts are translated at historical exchange rates. Income statement items have been translated using the average exchange rate for the year. Translation adjustments have been reported as cumulative translation adjustments and are shown as a component of other comprehensive (loss) income in the consolidated statements of comprehensive loss and consolidated statements of changes in shareholders’ equity (deficit).

(d)	Cash, Cash Equivalents

Cash and cash equivalents consist of cash on hand, demand deposits and floating rate financial instruments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when purchased.

(e)	Acquisition

The Company accounts for business combinations in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The results of businesses acquired in a business combination are included in the Company’s consolidated financial statements from the date of the acquisition. Purchase accounting results in assets and liabilities of an acquired business generally being recorded at their estimated fair values on the acquisition date. Any excess consideration over the fair value of assets acquired and liabilities assumed is recognized as goodwill. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative related costs in the consolidated statements of operations. The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates.

(f)	Accounts Receivable, net

Accounts receivable, net represents those receivables derived from the ordinary course of business and are recorded net of allowance for doubtful accounts. The Group maintains an allowance for doubtful accounts that reflect its best estimate of probable losses inherent in the accounts receivables. In determining collectability of the accounts receivables, the Group considers many factors, such as: creditworthiness of customers, aging of the receivables, payment history of customers, financial condition of the customers and market trends, and specific facts and circumstances.

The allowance for doubtful accounts is reduced by subsequent collections of the specific allowances or by any write-off of customer accounts that are deemed uncollectible.

(g)	Goodwill and Other Long-Lived Assets

Goodwill represents the excess of the cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination.

In accordance with guidance within FASB ASC 350 “Intangibles - Goodwill and Other,” goodwill and identifiable intangible assets with indefinite lives are not subject to amortization but must be evaluated for impairment.

We evaluate long-lived assets, including finite-lived intangible assets, for impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or estimates of future discounted cash flows.

For goodwill and indefinite-lived intangible assets, in-process research and development, we review for impairment annually and upon the occurrence of certain events as required by ASC Topic 350, “Intangibles — Goodwill and Other.” Goodwill and indefinite-lived intangible assets are tested at least annually for impairment and more frequently if events or changes in circumstances indicate that the asset might be impaired. We review goodwill for impairment by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we are able to determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, we would conclude that goodwill is not impaired. If the carrying amount of a reporting unit is zero or negative, the second step of the impairment test is performed to measure the amount of impairment loss, if any, when it is more likely than not that a goodwill impairment exists.

(h)	Revenue Recognition

The Group recognizes revenue in accordance with ASC 606. The core principle of ASC606 is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASC 606 defines a five-step process to achieve this core principle, which includes: (1) identifying contracts with customers, (2) identifying performance obligations within those contracts, (3) determining the transaction price, (4) allocating the transaction price to the performance obligation in the contract, which may include an estimate of variable consideration, and (5) recognizing revenue when or as each performance obligation is satisfied. Our sales arrangements generally ask customers to pay in advance before any services can be arranged. The company recognizes revenue when each performance obligation is satisfied. Documents and terms and the completion of any customer acceptance requirements, when applicable, are used to verify services rendered. The Company has no returns or sales discounts and allowances because services rendered and accepted by customers are normally not returnable.

(i)	Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured at rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is recorded when it is not more likely than not that all or a portion of the net deferred tax assets will be realized.

(j)	Comprehensive Loss

Comprehensive Loss includes all changes in equity except those resulting from investments by owners and distributions to owners. For the years presented, the Group’s total comprehensive loss includes net loss and foreign currency translation adjustments.

(k)	Net Income (Loss) Per Share

The Group computes net income (loss) per share in accordance with ASC 260, Earning per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. At December 31, 2022, there were no potentially dilutive shares.

(l)	Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. FASB ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level of input that is significant to the fair value measurement of the instrument.

(m)	Major Supplies and Customers

The following customers accounted for 10% or more of revenue:

	For the years ended December 31,
	2021		2022
	US$	%	US$	%
Zhongshan Wanqi Investment Consulting Co., LTD	-	-	168,920	51.11%
Laishan Network Technology (Xi’an) Co., LTD	-	-	60,091	18.18%
Chengdu Ditou Enterprise Management Co., LTD	-	-	35,433	10.72%
Datong Shipin Brand Management (Chengdu) Co., LTD	-	-	33,387	10.10%

The following vendors accounted for 10% or more of accounts payable:

	For the years ended December 31,
	2021		2022
	US$	%	US$	%
Shenzhen Guanghui Management Consulting Co., LTD	15,692	100.00%	-	-

(n)	Foreign Currency Risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange in the PRC, under the authority of the Peoples Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Group’s cash and cash equivalents amounted to US$258 and US$22,569 as of December 31, 2021 and 2022, respectively.

(o)	Recent Accounting Pronouncements

The Company has reviewed other recently issued accounting pronouncements and plans to adopt those that are applicable to it. The Company does not expect the adoption of any other pronouncements to have an impact on its results of operations or financial position.

3.	Cash and Cash Equivalents

The following is a summary of cash and cash equivalents:

	As of December 31,
	2021	2022
	US$	US$
Cash and cash equivalents	258	22,569
Total	258	22,569

4.	Accounts Receivable, net

Accounts receivable, net, consisted of the following:

	As of December 31,
	2021	2022
	US$	US$
Accounts receivable	-	1,450
Allowance for doubtful accounts	-	-
Balance at end of the year	-	-
Accounts receivable, net	-	1,450

5.	Acquisitions

On December 5, 2022, the Company entered into an agreement with Wahoo Holdings Ltd., a British Virgin Islands corporation (“TIHL”), whereunder the Company acquired 100% ownership interest in TIHL for the issuance of 10,000,000 shares of the Company’s common stock. TIHL through its China based subsidiaries, Shanghai Jaz Capital Group Co., Ltd. provides business consulting services and using a team of accounting and finance professionals offers its clients capital market research, back office support, financial accounting, listing support and support for mergers and acquisitions. The transaction closed effective December 08, 2022 and has been treated as a business combination under common control.

Tangible and intangible assets acquired were recorded based on their estimated fair values at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired was recorded to goodwill. The Company fully impaired the goodwill during the year ended December 31, 2022.

Amount
(US$)
Cash and cash equivalent	27,144
Accounts receivable, net	1,450
Accounts payable	10,149
Amounts due to a related party	11,136
Total net assets	7,309
Attributed to the Company	7,309
Consideration:
Accumulated 10,000,000 common stock	10,000
Goodwill	2,691

6.	Accounts Payable

The following is a summary of accounts payable:

	As of December 31,
	2021	2022
	US$	US$
Accounts payable	15,692	-
Total	15,692	-

7.	Related Parties

Balances with Related Parties

	As of December 31,
	2021	2022
	US$	US$
Amounts due to a related party	115,939	81,823
Total	115,939	81,823

During the year ended December 31, 2022, Mr. Zhonghan Wu advanced a total of $81,823 to the Company for payment of administrative expenses and legal fees, which amount remains due and payable.

8.	Revenue

	As of December 31,
	2021	2022
	US$	US$
Consulting fee	-	161,604
Listing advisory fee	-	168,921
Total	-	330,525

9.	Ordinary Shares

As of December 31, 2022, the Company is authorized to issue 1,000,000,000 shares of common stock with a par value of $0.001. All shares have equal voting rights, are non-assessable, and have one vote per share. The total number of shares of Company common stock issued and outstanding as of December 31, 2022 and December 31, 2021, was 109,903,473 and 44,103,473 shares, respectively.

10.	Net Loss per Ordinary Share

Net loss per ordinary share was computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the years ended December 31, 2021 and 2022:

	For the years ended December 31,
	2021	2022
	US$	US$
Numerator:
Net loss—basic and diluted	(76,831)	437
Deemed dividend in relation to the convertible note	-	-
Net loss attributable to ordinary shareholders	(76,831)	437
Shares (Denominator):
Weighted average number of ordinary shares outstanding	35,765,802	94,320,459
Basic and diluted	-	-
Net loss per share—basic and diluted	(0.00)	(0.00)

11.	Commitments and contingencies

The Group did not have other significant capital commitments or significant guarantees as of December 31, 2021 and 2022, respectively.

12.	Subsequent Event

Management has evaluated subsequent events through April 30, 2023, the date on which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2022 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

OUTSIDE BACK COVER OF PROSPECTUS

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by SSHT S&T Group Ltd. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until _______________, 20___ [90 days from the date of this prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SSHT S&T Group Ltd.

_______ Shares

Common Stock

PROSPECTUS

_______ ___, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the Selling Stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$110.20
Legal fees and expenses	20,000.00
Accounting fees and expenses	25,000.00
Miscellaneous	2,500.00
TOTAL	$47,610.20

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and its Bylaws. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company’s board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since March 31, 2020, we have issued the following unregistered securities:

Common Stock Issuances

On March 17, 2021, we issued a total of 11,000,000 shares of Common stock as compensation for consulting services to Haining Zhang and Quanleap LLC, and entity controlled by Haining Zhang.

On April 6, 2021, we issued a total of 21,000,000 shares of Common stock as compensation for consulting services to Haining Zhang and Quanleap LLC, and entity controlled by Haining Zhang.

On July 23, 2021, we issued 2,500,000 shares of Common stock as compensation for consulting services to Haining Zhang.

On February 11, 2022, we issued 55,800,000 shares of Common stock as compensation for consulting services to SSHT Int’l Holding Limited, an entity controlled by Zonghan Wu.

On December 8, 2022, we issued a total of 10,000,000 shares of Common stock to Xiaobei Huang, Dan Sun, Desheng Zhou, and Cheng Xu in conjunction with our acquisition of Wahoo Holdings, Ltd.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(i) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Index to Exhibits

		Filed	Incorporated by Reference
Exhibit No.	Description	Herewith (*)	Filing Type	Date Filed
3.1	Articles of Incorporation		10-SB	3/7/1984
3.2	Articles of Incorporation, as amended		10-SB	6/13/1988
3.3	Bylaws		10-SB	6/2/1997
5.1	Opinion of JDT Legal, PLLC	*
10.1	Definitive Share Exchange Agreement dated December 5, 2022, with Wahoo Holdings, Ltd.	*
21.1	List of Subsidiaries	*
23.1	Consent of Shandong Haoxin Certified Public Accountants Co., Ltd.	*
23.2	Consent of JDT Legal, PLLC (included in Exhibit 5.1)	*
101	Interactive Data File	*
107	Calculation of Registration Fee	*

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SSHT S&T GROUP LTD.

Date:	May 11, 2023	By:	/s/ Zonghan Wu
		Name:	Zonghan Wu
		Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zonghan Wu	Chief Executive Officer, Director	May 11, 2023
Zonghan Wu	(Principal Executive Officer)

/s/ Zonghan Wu	Principal Financial Officer and	May 11, 2023
Zonghan Wu	Principal Accounting Officer